   As filed with the Securities and Exchange Commission on November 27, 1996


                                                  Commission File No. 333-______
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                        ______________________________
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                        ______________________________

                         SPEEDFAM INTERNATIONAL, INC.
            (Exact name of Registrant as specified in its charter)

               Illinois                                     36-2421613
    (State or other jurisdiction of                      (I.R.S. Employer
    incorporation or organization)                      Identification No.)

                               7406 West Detroit
                           Chandler, Arizona  85226
                                (602) 961-2175
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                    SPEEDFAM EMPLOYEES' SAVINGS AND PROFIT
                            SHARING PLAN AND TRUST
                           (Full title of the plan)

                                James N. Farley
               Chairman of the Board and Chief Executive Officer
                               7406 West Detroit
                           Chandler, Arizona  85226
                                (602) 961-2175
(Name, address and telephone number including area code, of agent for service)

                         COPIES OF COMMUNICATIONS TO:

                               Jonathan A. Koff
                              Chapman and Cutler
                            111 West Monroe Street
                           Chicago, Illinois  60603
                                (312) 845-3000
                           ________________________

                        CALCULATION OF REGISTRATION FEE

====================================================================================================
Title of securities to      Amount to be    Proposed maximum    Proposed maximum      Amount of
    be registered            registered    offering price per  aggregate offering  registration fee
                                              share/(1)/             price
----------------------------------------------------------------------------------------------------
Common Stock, no
    par value            330,000 Shares       19.50               $6,435,000           $1,950
====================================================================================================

/(1)/ Estimated pursuant to Rule 457 of the General Rules and Regulations under the Securities Act of 1933 solely for the purpose of computing the registration fee, based on the average of the high and low sale prices of the Common Stock on the Nasdaq National Market on November 21, 1996.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below which have been filed with the Securities and Exchange Commission (the "Commission") by SpeedFam International, Inc. (the "Company") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference to the extent not modified or superseded by documents subsequently filed or furnished:

          (a) The Company's Annual Report on Form 10-K/A for the fiscal year ended May 31, 1996;

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1996;

          (c) The Company's Current Report on Form 8-K dated July 8, 1996; and

          (d) Description of the Common Stock of the Company contained in the Registrant's Form 8-A (File No. 0-26784) filed with the Commission on September 18, 1995.

     All documents subsequently filed by the Company pursuant to Sections
13(a) and (c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

     The Company undertakes to provide without charge to each person to whom a copy of the Prospectus relating to this Registration Statement has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in such Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to SpeedFam International, Inc., 7406 West Detroit, Chandler, Arizona 85226, Attention: H. Richard Osgood (telephone:
602-961-2175).

ITEM 4.  NOT APPLICABLE

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Chapman and Cutler, Chicago, Illinois. Mr. Charles A. Kelly, a partner of Chapman and Cutler, serves as Secretary of the Company and owns 51,000 shares of the Company's Common Stock. In addition, Mr. Kelly has sole voting and dispositive power over 717,400 shares of Common Stock held in the Nancy Jo Farley Trust, a revocable trust, of which he serves as co-trustee. Mr. Kelly also shares voting and dispositive power over 762,780 shares of Common Stock held in the Makoto Kouzuma Trust, a revocable trust, of which he serves as co-trustee and over 327,708 shares of Common Stock held in the SpeedFam Employees' Profit Sharing Plan and Trust, of which he serves as co-trustee.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 8.75 of the Illinois Business Corporation Act of 1983, as amended (the "BCA") sets forth the conditions and limitations governing the indemnification of officers, directors, and other persons.

     The Company's Bylaws provides for indemnification of directors, officers, employees or agents of the Company to the full extent permitted by the above-mentioned section of the Act.

     Section 8.75(g) of the BCA and Article X, Section (g) of the Bylaws also authorize the Company to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company against any liability asserted against or incurred by them in such capacity or arising out of their status was such whether or not the Company would have the power to indemnify such director, officer, employee or agent against such liability under the applicable provisions of the Act or Bylaws. The Company currently maintains a directors and officers liability policy in the amount of $10 million.

ITEM 7.  NOT APPLICABLE

ITEM 8.  EXHIBITS

     See List of Exhibits on page II-5 hereof.

ITEM 9.  UNDERTAKINGS

     (a) The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chandler, County of Maricopa, Arizona on November 26, 1996.

                                            SpeedFam International, Inc.



                                            By  /s/ James N. Farley
                                              ----------------------------------
                                               James N. Farley, Chairman of the
                                               Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                          Title                            Date
/s/ James N. Farley,         Chairman, Chief Executive         November 26, 1996
---------------------------  Officer and Director
    James N. Farley


/s/ Makoto Kouzuma,          President, Chief Operating        November 26, 1996
---------------------------  Officer and Director
    Makoto Kouzuma


/s/ Roger K. Marach,         Treasurer, Assistant Secretary    November 26, 1996
---------------------------  and Chief Financial Officer
    Roger K. Marach          (Principal financial and
                             accounting officer)


                             Director                          November 26, 1996
---------------------------
    Neil R. Bonke


/s/ Thomas J. McCook,        Director                          November 26, 1996
---------------------------
    Thomas J. McCook


/s/ Stuart Meyer,            Director                          November 26, 1996
---------------------------
    Stuart Meyer


/s/ Robert Miller,           Director                          November 26, 1996
---------------------------
    Robert Miller


/s/ Carl S. Pedersen,        Director                          November 26, 1996
---------------------------
    Carl S. Pedersen


Exhibit                                                           Sequentially
Number                         Description                          Numbered
                                                                      Page
   4.1    SpeedFam Employee's Savings and Profit Sharing Plan
          and Trust............................................

   4.2    Specimen Certificate (incorporated by reference from
          the Registrant's Form 8-A (File No. 0-26784) filed
          with the Commission on September 18, 1995)...........

   5.1    Opinion of counsel for the Registrant, regarding the
          legality of the securities registered hereunder......

  23.1    Consent of counsel for the Registrant (included in
          Exhibit 5.1 hereto)..................................

  23.2    Consent of KPMG Peat Marwick LLP.....................